EXHIBIT 10

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Post-Effective Amendment No. 19 to Registration Statement No. 33-88458 on Form N-4 of our report dated March 10, 2003, related to the consolidated financial statements of Pacific Life Insurance Company and subsidiaries as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, appearing in the Statement of Additional Information of Pacific One and Pacific One Select, which are part of such Registration Statement; and to the incorporation by reference of our report dated February 19, 2003, related to the statement of assets and liabilities of Separate Account A of Pacific Life Insurance Company as of December 31, 2002 and the related statement of operations for the year then ended and the statements of changes in net assets and financial highlights for each of the two years in the period then ended, appearing in the Annual Report of Separate Account A of Pacific Life Insurance Company for the year ended December 31, 2002.

We also consent to the reference to us under the heading “Independent Auditors” in such Statements of Additional Information and under the heading “Financial Highlights” in such Prospectuses.

/s/    DELOITTE & TOUCHE LLP

Costa Mesa, California

April 28, 2003